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                                                                    Exhibit 23.3

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 and related Prospectus of NM Acquisition Corp. for the registration of its class A and class B common stock and to the incorporation by reference therein of our report dated January 21, 2000, except for note 13, as to which the date is March 20, 2000, with respect to the consolidated financial statements, schedule and supplementary information of Concentric Network Corporation ("Concentric") inncluded in Concentric's Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Securities and Exchange Commission.



                                                           /s/ Ernst & Young LLP

Walnut Creek, California
April 14, 2000